EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

RECEIVES EPA APPROVAL TO ADD NOROVIRUS TO MASTER LABEL FOR EXCELYTE®

Amended EPA Label Includes Kill Claims for Norovirus and other Non-Enveloped Viruses

Plaguing the Food, Healthcare and Hospitality Industries

LITTLE RIVER, S.C., December 17, 2015 – Integrated Environmental Technologies, Ltd. (OTCQB: IEVM) today announced that the U.S. Environmental Protection Agency approved an amendment to the Company’s master label for its Excelyte® disinfecting solution. The Company’s new EPA-approved label incorporates kill claims for adenovirus, norovirus, rhinovirus and rotavirus, which are considered non-enveloped viruses. These viruses have resulted in serious problems for chain restaurants, cruise ships, and other establishments operating in the food, health or hospitality industries.

Non-enveloped viruses are more resistant to disinfectants than enveloped viruses, many of which are already listed on the Company’s master label. EPA registered hospital disinfectants such as Excelyte® that have claims against non-enveloped viruses are capable of killing both enveloped and non-enveloped viruses on non-porous environmental surfaces. This group of viruses can cause serious gastrointestinal, stomach, respiratory and eye infections in humans who have been exposed.

Norovirus is highly contagious and is spread through contaminated food, water and environmental surfaces. Norovirus infections have been an ongoing challenge in the food, healthcare and hospitality industries and recent outbreaks in chain restaurants and cruise lines have underlined the need to eradicate these viral infections.

The Company’s amended EPA-approved label for Excelyte® will continue to include previously EPA-approved kill claims for: (i) various pathogens including, but not limited to, Mycobacterium bovis (Tuberculosis), Salmonella enterica, Pseudomonas aeruginosa, Staphylococcus aureus, methicillin-resistant Staphylococcus aureus (MRSA), H1N1 influenza virus (swine flu) and Respiratory Syncytial virus (RSV); (ii) hospital-acquired pathogens such as Clostridium difficile spores (C. diff) and vancomycin-resistant enterococci (VRE) as well as a carbapenem-resistant enterobacteriaceae (CRE) known as Klebsiella pneumoniae (NDM-1); (iii) high-risk blood-borne pathogen human immunodeficiency virus (HIV); (iv) the food-borne pathogens Listeria monocytogenes and Escherichia coli (E. coli); and (v) Yeast, Candida albicans.

Although the Company is currently focused on selling Excelyte® to the oil and gas production industry, the amended EPA label will provide increased opportunities for the use of Excelyte® in the food, healthcare and hospitality industries. The Company continues to seek strategic partners to assist in the development, marketing and distribution of Excelyte® into these markets.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “We have pursued the addition of these non-enveloped viruses due to the serious and deadly outbreaks that have been reported nationally and internationally over the past few years. Norovirus, in particular, has caused significant problems for a major fast food chain. With the increasing ineffectiveness of antibiotics, it is important to use antibacterial products, such as Excelyte®, to eliminate pathogens before they infect people.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in the oil and gas industry. The products can be used anywhere there is a need to control bacteria and viruses. The Company’s EcaFlo® equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contact:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net